Exhibit 99.2
REHABCARE CONFERENCE CALL SCRIPT
October 29, 2008
INTRODUCTION BY CONFERENCE OPERATOR
INTRODUCTION OF MANAGEMENT BY FD
    This conference call contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on the Company’s current expectations and could be affected by numerous factors, risks and uncertainties discussed in the Company’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. Do not rely on forward looking statements as the Company cannot predict or control many of the factors that ultimately may affect the Company’s ability to achieve the results estimated.  The Company makes no promise to update any forward looking statements whether as a result of changes in underlying factors, new information, future events or otherwise.

JOHN SHORT
INTRODUCTION AND WELCOME
Good morning and thank you for joining us today.  I’m John Short, President and CEO of the Company.  With me are Jay Shreiner, Chief Financial Officer, and the members of my executive management team, all of whom will be available to answer your questions at the conclusion of our remarks.

Our mature businesses performed very well in the third quarter despite the impact of the legislative delay in extending the Part B therapy cap exceptions process and the recent hurricanes.  The hurricanes had an estimated $1 million impact on operating earnings, and the disruption of therapy caps during the first two weeks of July impacted productivity and revenue in our Contract Therapy (CT) division.  The impact of these events was offset by reductions in our self-insurance costs, bad debt expense and management incentives.

Our CT division posted an operating earnings margin of 6.2% in the third quarter, and our Hospital Rehabilitation Services (HRS) division improved revenue and profit performance across the board, achieving a 15% operating margin for the quarter.

As pleased as we were with the performance of CT and HRS, we were obviously disappointed by the Hospital division’s third quarter results.  The division reported a 2.0 million dollar sequential decline in earnings, in part due to the estimated 600,000 dollar impact of the hurricanes.  We continue to implement an action plan to turn around this business segment through a combination of strengthening our field management, centralizing business functions, trimming overhead, ramping up market development efforts and reevaluating our development pipeline.

In the third quarter, we used our cash flow from operations, in addition to the proceeds from the sale of RehabCare Rehabilitation Hospital in Midland, Texas, to pay down 19 million dollars in outstanding debt, reducing it to 52 million dollars.

Now, let me give you some other highlights of the quarter as they pertain to our core operating segments.

Operating revenues in our Contract Therapy division declined by 0.7 percent from the second quarter and same store revenues fell by 0.4 percent, a result of programs operating under the constraints of therapy caps in the first two weeks of July, as well as the evacuation of several client facilities during the hurricanes.  However, the division had a net gain of 22 units and signed 53 new contracts in the third quarter, proving the validity of our business development and client retention strategies for a second straight quarter.

The division achieved operating margins of 6.2 percent, above our targeted range of 4.5 to 5.5 percent.  Believing the improvements in operating earnings over the last two quarters are sustainable, we are raising our margin expectations to a range of 5.5 to 6.5 percent for the fourth quarter.

Inpatient and outpatient operating revenues in our Hospital Rehabilitation Services division sequentially improved 3.1 percent and 4.3 percent respectively, for a division revenue increase of 3.4 percent over the second quarter.  Fueling this was a sequential 1.7 percent increase in same store acute discharges.  For the fourth quarter, we expect to remain within the 3 to 5 percent range for growth in year-over-year same store discharges.

At the end of the third quarter, we operated 156 programs, compared to 154 at the end of the second quarter.  There was a net addition of three inpatient rehabilitation facilities (IRFs), bringing the total number to 110, while outpatient units remained stable at 33.  We closed one subacute unit during the quarter, bringing the current number to 13.  We signed two new IRF clients and opened three new IRFs in the third quarter. At September 30, the number of signed but unopened IRF contracts stood at five, three of which are expected to open in the fourth quarter.

Operating earnings margins improved to 15 percent, at the high end of our 12 to 15 percent targeted range.   We are raising our margin expectations for HRS to between 13 and 16 percent in the fourth quarter.

Operating earnings in our Hospital division were, once again, unfavorably affected by start-up losses in the third quarter, which totaled 1.9 million dollars.  Earnings also were impacted by disrupted operations in our Clear Lake and Louisiana Specialty Hospitals following the hurricanes, among other factors.

Net revenues in the division increased 1.2 percent over the previous quarter, reflecting a full quarter of operations at The Specialty Hospital in Rome, Georgia, which we acquired June 1.  At the end of the third quarter, we were operating a total of ten hospitals, five rehabilitation hospitals and five long-term acute care hospitals (LTACHs).  In August, HealthSouth purchased the operations of our Midland, TX hospital.

Part of our strategy entails reevaluating the risks and opportunities with our joint venture projects.  Consequently, we have canceled two projects in collaboration with our existing partners in Kokomo, Indiana, due to deteriorating market conditions and Reading, Pennsylvania, due to uncertainty surrounding the exemption from the CMS moratorium.

However, work continues on the following new hospitals:

Northland LTAC Hospital, our 35-bed hospital in North Kansas City which we opened in April, is expected to end its Medicare mandated length-of-stay demonstration period on December 1.

Construction is complete on St. Luke’s Rehabilitation Hospital, our joint venture with St. Luke’s Hospital in St. Louis, Missouri.  We look forward to the official opening of this 35-bed inpatient rehabilitation hospital next week.

Our joint venture with Landmark Health Systems, Inc., to purchase a majority interest in and operate the Rehabilitation Hospital of Rhode Island, is still awaiting approval by the state’s Attorney General as well as the state’s Department of Health.  We expect to take over operation of the existing 41-bed facility at the beginning of 2009. We also have a CON to develop a 40-bed LTACH with Landmark, which we will open in late 2009.

In the third quarter of 2009, we are scheduled to open Greater Peoria Specialty Hospital, a 50-bed LTACH we are developing in Peoria, Illinois with Methodist Medical Center.

Since completing our joint venture with Floyd Healthcare Resources on June 1, which gave us 80 percent ownership of The Specialty Hospital, a 24-bed LTACH, we have begun the development of the 45-bed replacement hospital.  This expansion is scheduled for completion in the second quarter of 2010.

We also have begun the process of an expansion and relocation of Central Texas Rehabilitation Hospital in Austin, Texas, as well as development of Central Texas Specialty Hospital, a 40-bed LTACH.  These projects are part of a joint venture with The Seton Family of Hospitals.  We anticipate completion of the relocation in the second quarter of 2010, followed by the opening of the LTACH in the third quarter of that year.

When completed, these projects will grow our Hospital division from its 10 existing hospitals to a total of 14 by the end of 2009.

Legislatively, while we enjoy a temporary reprieve from therapy caps, we are actively pressing our trade groups toward finalizing an alternative to the therapy cap exception process, which is set to expire in December of 2009. We’re also working collaboratively with industry colleagues on shared concerns, such as the Recovery Audit Contractor (RAC) audits, which often adversely affect the post-acute industry. In addition to these issues, the items we’ll be focusing on in 2009 include the physician fee schedule, CMS-required studies on IRF and LTACH patient admission criteria and healthcare reform proposals.

I’ll now turn the call over to Jay Shreiner, who will review our financial results for the quarter.

Thank you, John.

Consolidated Results
Consolidated net revenues for the third quarter of 2008 were 182.6 million dollars, compared to 183.9 million dollars in the second quarter, a 0.7 percent decline.

Net earnings from continuing operations for the third quarter were 4.2 million dollars, compared to 4.6 million dollars in the second quarter.  In the third quarter, we incurred a loss from discontinued operations in Midland, Texas, net of tax, of 224,000 dollars, which is inclusive of lease and other exit costs.

Consolidated net earnings were 4.0 million dollars, or 22 cents per diluted share, in the third quarter, compared to 4.5 million dollars, or 25 cents per diluted share, in the second quarter of 2008.  Earnings from continuing operations were 24 cents and 26 cents respectively.

Contract Therapy (CT)
Net revenues for the Contract Therapy division were 105.6 million dollars in the third quarter, a decrease from the second quarter of 700,000 dollars. Same store revenues decreased 0.4 percent, while the average number of locations increased by 1.0 percent.

The division’s operating earnings were 6.6 million dollars in the third quarter of 2008, compared to 5.6 million in the second quarter.

Hospital Rehabilitation Services
Third quarter revenues in our HRS division increased from 40.2 million dollars to 41.6 million dollars, sequentially.  Inpatient operating revenues improved from 29.9 million dollars to 30.8 million dollars, as the average number of inpatient programs operated in the third quarter increased by 1.8 percent.  Outpatient operating revenues increased from 10.3 million dollars to 10.8 million dollars sequentially.

Operating earnings for the division were 6.2 million dollars, a 17.3 percent increase from the 5.3 million dollars in the second quarter.

Hospitals
The Hospital division reported operating revenues of 27.5 million dollars, a sequential improvement of 1.2 percent. The division incurred an operating loss of 5.5 million dollars in the third quarter, compared to an operating loss of 3.5 million dollars in the previous quarter.  The 2.0 million dollar sequential decline in earnings primarily resulted from a combination of the following:
•	a 2.2 million dollar sequential decline in earnings from same store hospitals, driven by an estimated 600,000 dollar decline due to hurricanes and lower patient revenue in certain markets
•	a 700,000 dollar increase in earnings from a full quarter of operations in our Rome, Georgia hospital and
•	a 500,000 dollar increase in start-up losses, most of which relates to our LTACH in North Kansas City, Missouri

The Hospital division expects an operating loss of $3.7 to $4.7 million, including start-up and ramp-up losses associated with Northland LTAC and St. Luke’s Rehabilitation Hospitals, in the fourth quarter.

The division managed its rehab hospitals to an average 60 percent Rule compliance level of 59.4 percent at the end of the quarter.

Balance Sheet
For the nine-month period ending September 30, 2008, we generated cash from operations of 32 million dollars. We spent 12.7 million dollars for capital expenditures, including 9.6 million dollars in our Hospital division, primarily on developing joint ventures. The remaining 3.1 million dollars of capital expenditures was principally related to information systems.

Days sales outstanding in accounts receivable increased from 69.6 days at the end of the second quarter, to 70.1 days at the end of the third quarter.

At September 30, 2008, we had approximately 12.4 million dollars in cash and cash equivalents compared to 14.3 million dollars at June 30, 2008. Total debt outstanding at September 30th was 52 million dollars compared to 71 million dollars at the end of June.  We have fixed the interest rate on $25 million of this debt at four percent plus spread through December 2009.

During the fourth quarter of 2008, we expect capital expenditures of approximately $8.5 million dollars, of which approximately 6 million dollars relates to hospital strategic and maintenance capital and includes the purchase of Rehabilitation Hospital of Rhode Island.

Now I will turn the call back over to John.

JOHN SHORT
Thank you, Jay.

Closing Remarks

With no apparent external obstacles, our CT and HRS divisions have a clear path in the final stretch of 2008, and the momentum of two consecutive quarters of solid earnings performance on which to build.

The growth opportunities in these two divisions also continue to flourish and the pipeline includes some exciting prospects, such as our newly signed agreement with West Penn Allegheny Health System.  Under a comprehensive management agreement, we will oversee operations of three inpatient and three outpatient rehabilitation programs as well as provide our care management services, CareNexus, for this multi-hospital system, which serves nearly 79,000 patients each year.  This is one of our largest contract agreements to date.

Our cash position remains strong, as we continue to improve operations and pay down debt, and the diversity of our business relationship model gives us greater flexibility with potential clients and joint venture partners who are worried about economic conditions.

While the Hospital division underperformed in the third quarter, we are positioned for a better fourth quarter. Exiting two joint venture partnerships in Kokomo and Reading are examples of the tough, but necessary, decisions we are making to improve this division’s performance.

In closing, let me thank our employees in the hurricane-impacted regions who were heroic in their efforts to tend to our patients and assist our clients during the storms, as well as to quickly recover our operations in the aftermath.  Thanks to everyone for your continued support throughout 2008.

And in the spirit of the season:  I’m John Short and I approve this message.

With that, I would like to have our operator open the call for questions.

To be read following Questions and Answers –
As a reminder, this conference call is being webcast live on our web site, www.rehabcare.com and will be available for replay beginning at 1 PM Eastern time today.